Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      American Electric Power Company, Inc.
             (Exact name of registrant as specified in its charter)

New York                                                             13-4922640
(State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                           Identification No.)


1 Riverside Plaza
Columbus, Ohio                                                            43215
(Address of principal executive offices)                             (Zip Code)

       Registrant's telephone number, including area code: (614) 716-1000

       SUSAN TOMASKY, Executive Vice President and Chief Financial Officer
            JOHN B. KEANE, Senior Vice President and General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 716-2929
               (Names, addresses and telephone numbers, including
                        area code, of agents for service)


        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





                         CALCULATION OF REGISTRATION FEE
==================== ============ ============= ================== =============
                                     Proposed
                                     Maximum
Title of Each Class                  Offering          Maximum       Amount of
   Of Securities     Amount to be     Price          Aggregate     Registration
 to be Registered     Registered   Per Unit(1)   Offering Price(1)      Fee
-------------------- ------------ ------------- ------------------ -------------

-------------------- ------------ ------------- ------------------ -------------
-------------------- ------------ ------------- ------------------ -------------
 Common Stock,
  par value
$6.50 per share       20,000,000       34.29       $685,800,000        $86,891
-------------------- -----------  ------------- ------------------ -------------
-------------------- -----------  ------------- ------------------ -------------

==================== =========== ============== ================== =============


(1) Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on December 14, 2004.

                            ------------------------


    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated December 21, 2004

PROSPECTUS

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American Electric Power Company, Inc.
Dividend Reinvestment and Direct Stock Purchase Plan

American Electric Power Company, Inc. offers participation in the Dividend Reinvestment and Direct Stock Purchase Plan (the Plan), which provides you with a convenient and economical way to purchase shares of our Common Stock, par value $6.50 per share, and to reinvest cash dividends.

If you are not already a shareholder, you may become a Participant in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of ten (10) automatic monthly withdrawals of at least $25.

Participants in the Plan may:
o Automatically reinvest cash dividends on all or less than all shares registered in their names and continue to receive cash dividends on the remaining shares.
o Receive cash dividends on all shares, including those held in the Plan.
o Invest by making voluntary cash payments at any time for as little as $25 up to a total of $150,000 per calendar year, whether or not any dividends are being reinvested. Voluntary cash payments will be invested as often as practicable, but at least weekly.
o Make automatic monthly investments by electronic funds transfer.
o Establish an Individual Retirement Account (IRA) which invests in our Common Stock through the Plan.
o Deposit shares for safekeeping with EquiServe Trust Company, N.A., (the Agent).
o Transfer shares or make gifts of our Common Stock.

Shares of our Common Stock will be purchased under the Plan, at our option, from newly issued shares or on the open market. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                             ---------------------

                 The Date of this Prospectus is January __, 2005

No person has been authorized to give any information or to make any representation not contained in this Prospectus. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

                                TABLE OF CONTENTS
                                                                           Page
The Company                                                                   3
Advantages of the Plan                                                        3
Company Risk Factors                                                          4
Forward-Looking Statements                                                   24
Description of the Plan                                                      25
o       Purpose                                                              25
o       Administration                                                       25
o       Eligibility                                                          25
o       Enrollment Procedures                                                26
o       Reinvestment of Dividends                                            27
o       Initial Investments and Voluntary Cash Payments                      28
o       Source and Price of Shares                                           29
o       Cost to Participants                                                 30
Individual Retirement Account                                                30
Account Management                                                           30
o       Gift/Transfer of Shares                                              30
o       Sale of Shares                                                       31
o       Certificates for Shares                                              32
o       Share Safekeeping                                                    32
o       Closing a Plan Account                                               33
o       Reports to Participants                                              33
Federal Income Tax Information                                               34
Employee Participation                                                       36
Description of Common Stock                                                  37
Other Information                                                            38
Use of Proceeds                                                              39
Validity of Common Stock                                                     39
Experts                                                                      39
Indemnification for Securities Act Liabilities                               39
Where You Can Find More Information                                          40
For Assistance Concerning the Plan                                           41

THE COMPANY

The Company was incorporated under the laws of the State of New York in 1906 and reorganized in 1925. Its principal executive office is located at 1 Riverside Plaza, Columbus, Ohio 43215 and its telephone number at that address is (614) 716-1000.

The Company is a public utility holding company which owns, directly or indirectly, all of the outstanding common stock of its operating electric utility subsidiaries. Substantially all of the Company's operating revenues are derived from the furnishing of electric service. The Company is also referred to as "AEP" in this Prospectus.


ADVANTAGES OF THE PLAN

o If you do not currently own any shares of our Common Stock, you may enroll in the Plan by making initial cash investment of at least $250, or by authorizing a minimum of 10 automatic withdrawals of at least $25 plus, in either case, an initial investment fee of $10.00.

o    You may reinvest all or a portion of your cash dividends in our Common
     Stock.

o You may receive cash dividends electronically or by check on all or any shares of our Common Stock, including those held in the Plan.

o You may purchase additional shares of our Common Stock as often as weekly by making voluntary cash payments up to a maximum of $150,000 per calendar year. Voluntary investments may be made by check or automated deduction from a predesignated checking, savings or money market account.

o Employees may make initial purchases of our Common Stock without an initial investment fee. The minimum purchase for employees is $5.00.

o You pay no brokerage fees or expenses in connection with purchases of our Common Stock under the Plan.

o You may establish an IRA which invests in our Common Stock through the Plan.

o Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

o The Plan offers a share "safekeeping" service whereby you may deposit your Common Stock certificates with the Agent and have your ownership of our Common Stock maintained on the Agent's records as part of your Plan account.

o You may make transfers or gifts of our Common Stock at any time and at no charge to you. When you transfer or give shares to another person, an account will be opened for the recipient and the recipient will enjoy full plan benefits.

o Quarterly statements are mailed to you if you reinvest dividends listing year-to-date transactions in your account. Transaction advices are mailed after voluntary cash payments unless included in a quarterly statement. Annual statements are mailed to all Plan Participants who had activity in the account during that year.


COMPANY RISK FACTORS

You should carefully consider the risks described below as well as other information contained in this Prospectus before buying the securities registered herein. These are risks we consider to be material to your decision whether to invest in our securities at this time. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial, but you consider important. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of the securities registered herein could decline, and you may lose all or part of your investment.

Risks Related to Power Trading and Wholesale Businesses

Our revenues and results of operations are subject to market risks that are beyond our control.

We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the Federal Energy Regulatory Commission ("FERC"), which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

Volatility in market prices for fuel and power may result from:

o weather conditions;
o seasonality;
o power usage;
o illiquid markets;
o transmission or transportation constraints or inefficiencies;
o availability of competitively priced alternative energy sources;
o demand for energy commodities;
o natural gas, crude oil and refined products, and coal production levels;
o natural disasters, wars, embargoes and other catastrophic events; and
o federal, state and foreign energy and environmental regulation and legislation.

We are unable to predict the course, results or impact, if any, of current or future energy market investigations or litigation.

AEP received data requests, subpoenas and requests for information from the FERC, the Securities and Exchange Commission ("SEC"), the Public Utility Commission of Texas ("PUCT"), the U.S. Commodity Futures Trading Commission ("CFTC"), the U.S. Department of Justice and the California attorney general during 2002. Management responded to the inquiries and provided the requested information and has continued to respond to supplemental data requests in 2003 and 2004.

In March 2003, we received a subpoena from the SEC as part of the SEC's ongoing investigation of energy trading activities. In August 2002, we had received an informal data request from the SEC asking that we voluntarily provide information. The subpoena sought additional information and is part of the SEC's formal investigation. We responded to the subpoena and will continue to cooperate with the SEC.

On September 30, 2003, the CFTC filed a complaint against AEP and one of its subsidiaries, AEP Energy Services, Inc. ("AEPES") in federal district court in Columbus, Ohio. The CFTC alleges that AEP and AEPES provided false or misleading information about market conditions and prices of natural gas in an attempt to manipulate the price of natural gas in violation of the Commodity Exchange Act. The CFTC seeks civil penalties, restitution and disgorgement of benefits. In 2003 we recorded a provision related to these matters. We responded to the complaint in September 2004. We have engaged in settlement discussions with several agencies and are evaluating whether to conclude settlements in order to put these investigations behind us even though we believe we have meritorious legal positions and defenses. If we elect to settle all matters, the payments could exceed the 2003 provision and could have a material impact on our 2004 earnings and cash flows.

In January 2004, the CFTC issued a request for documents and other information in connection with a CFTC investigation of activities affecting the price of natural gas in the fall of 2003. We responded to that request.

In addition to the foregoing investigations, a number of counterparties and other market participants have filed various actions naming AEP, among other unaffiliated entities, as defendant in connection with claims relating to energy commodity marketing or transactions. Plaintiffs initiating separate lawsuits include Texas-Ohio Energy, Inc. (alleging natural gas price manipulation in California) and Cornerstone Propane Partners (alleging manipulation of natural gas futures and options on the NYMEX). Texas Commercial Energy, LLP, the plaintiff in a separate suit alleging anticompetitive bidding and withholding power, is appealing the dismissal of its complaint. We have filed a claim against the Bank of Montreal alleging it inappropriately terminated trading contracts with us.

Management is unable to predict the course or outcome of these or any future energy market investigations and litigation or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our energy trading and risk management decisions may have on our business, operating results or financial position.

We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

Our energy trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate. Our policies and procedures do not typically require us to hedge the new trading positions that we enter into daily.

Our financial performance may be adversely affected if we are unable to successfully operate our pooled electric generating facilities.

Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

   o  operator error and breakdown or failure of equipment or processes;
   o  operating limitations that may be imposed by environmental or other
   o  regulatory requirements; labor disputes; fuel supply interruptions; and
   o catastrophic events such as fires, earthquakes, explosions, terrorism, floods or other similar occurrences.

A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict.

We are contractually required to operate a power generation facility that we have agreed to lease but the energy sales market for the facility's excess energy is over-supplied.

We have agreed to lease from Juniper Capital L.P. a non-regulated merchant power generation facility ("Facility") near Plaquemine, Louisiana. We sublease the Facility to The Dow Chemical Company ("Dow"). We operate the Facility for Dow. Dow uses a portion of the energy produced by the Facility and sells the excess power to us. We have agreed to sell up to all of the excess 800 MW to a third party at a price that is currently in excess of market. This agreement is now being litigated. If it is unenforceable, we will be required to find new purchasers for up to 800 MW. There can be no assurance that this power will be purchased at prices that will exceed our costs to produce it. If that were the case, as a result of our obligations to Dow, we would be required to operate the Facility at a loss.

We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

The FERC has issued electric and gas transmission initiatives that require electric and gas transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

We do not fully hedge against price changes in commodities.

We routinely enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

We are exposed to losses resulting from the bankruptcy of Enron Corp.

In 2002, certain of our subsidiaries filed claims against Enron Corp. ("Enron") and its subsidiaries in the Enron bankruptcy proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy, certain of our subsidiaries had open trading contracts and trading accounts receivables and payables with Enron. In addition, on June 1, 2001, we purchased Houston Pipe Line Company ("HPL") from Enron. Various HPL related contingencies and indemnities from Enron remained unsettled at the date of Enron's bankruptcy.

Bammel storage facility and HPL indemnification matters - In connection with the 2001 acquisition of HPL, we entered into a prepaid arrangement under which we acquired exclusive rights to use and operate the underground Bammel gas storage facility and appurtenant pipelines pursuant to an agreement with BAM Lease Company. This exclusive right to use the referenced facility is for a term of 30 years, with a renewal right for another 20 years.

In January 2004, we filed an amended lawsuit against Enron and its subsidiaries in the U.S. Bankruptcy Court claiming that Enron did not have the right to reject the Bammel storage facility agreement or the cushion gas use agreement, described below. In April 2004, AEP and Enron entered into a settlement agreement under which we will acquire title to the Bammel gas storage facility and related pipeline and compressor assets, plus 10.5 billion cubic feet ("BCF") of natural gas currently used as cushion gas for $115 million. The settlement received Bankruptcy Court approval on September 30, 2004 and closed in November 2004. AEP and Enron mutually released each other from all claims associated with the Bammel facility, including our indemnity claims. The parties' respective trading claims and Bank of America's ("BOA") purported lien on approximately 55 BCF of natural gas in the Bammel storage reservoir (as described below) are not covered by the settlement agreement.

Cushion gas use agreements - In connection with the 2001 acquisition of HPL, we also entered into an agreement with BAM Lease Company, which grants HPL the exclusive right to use approximately 65 BCF of cushion gas (the 10.5 BCF and 55 BCF described in the preceding paragraph) required for the normal operation of the Bammel gas storage facility. At the time of our acquisition of HPL, BOA and certain other banks ("BOA Syndicate") and Enron entered into an agreement granting HPL the exclusive use of 65 BCF of cushion gas. Also at the time of our acquisition, Enron and the BOA Syndicate also released HPL from all prior and future liabilities and obligations in connection with the financing arrangement.

After the Enron bankruptcy, HPL was informed by the BOA Syndicate of a purported default by Enron under the terms of the financing arrangement. In July 2002, the BOA Syndicate filed a lawsuit against HPL in the state court of Texas seeking a declaratory judgment that the BOA Syndicate has a valid and enforceable security interest in gas purportedly in the Bammel storage reservoir. In December 2003, the Texas state court granted partial summary judgment in favor of the BOA Syndicate. In June 2004, BOA filed an amended petition in a separate lawsuit in Texas state court seeking to obtain possession of up to 55 BCF of storage gas in the Bammel storage facility or its fair value.

In October 2003, AEP filed a lawsuit against BOA in the United States District Court for the Southern District of Texas. BOA led a lending syndicate involving the 1997 gas monetization that Enron and its subsidiaries undertook and the leasing of the Bammel underground gas storage reservoir to HPL. The lawsuit asserts that BOA made misrepresentations and engaged in fraud to induce and promote the stock sale of HPL, that BOA directly benefited from the sale of HPL and that AEP undertook the stock purchase and entered into the Bammel storage facility lease arrangement with Enron and the cushion gas arrangement with Enron and BOA based on misrepresentations that BOA made about Enron's financial condition that BOA knew or should have known were false including that the 1997 gas monetization did not contravene or constitute a default of any federal, state, or local statute, rule, regulation, code or any law.

In February 2004, in connection with BOA's dispute, Enron filed Notices of Rejection regarding the cushion gas use agreement and other incidental agreements. We have objected to Enron's attempted rejection of these agreements.

Commodity trading settlement disputes - In September 2003, Enron filed a complaint in the Bankruptcy Court against AEPES challenging AEP's offsetting of receivables and payables and related collateral across various Enron entities and seeking payment of approximately $125 million plus interest in connection with gas related trading transactions. AEP has asserted its right to offset trading payables owed to various Enron entities against trading receivables due to several AEP subsidiaries. The parties are currently in non-binding court-sponsored mediation.

In December 2003, Enron filed a complaint in the Bankruptcy Court against American Electric Power Service Corporation seeking approximately $93 million plus interest in connection with a transaction for the sale and purchase of physical power among Enron, AEP and Allegheny Energy Supply, LLC during November 2001. Enron's claim seeks to unwind the effects of the transaction. AEP believes it has several defenses to the claims in the action being brought by Enron. The parties are currently in non-binding court-sponsored mediation. Management is unable to predict the final resolution of these disputes, however the impact on results of operations, cash flows and financial condition could be material.

Diminished liquidity in the wholesale power markets could negatively impact our earnings.

The Enron bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades and financial difficulties of certain other market participants have significantly reduced such participants' participation in the wholesale power markets. Likewise, numerous market participants have announced material scaling back of or exit from the wholesale power market business. These events have caused a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which has resulted and could continue to result in a decrease in the volume and liquidity in the wholesale power markets. Such decreases have had a negative impact on our results of operations, cash flows and financial condition. Reduced liquidity in these markets makes risk management of the assets more difficult and could also hamper our efforts to exit the transactions not related to risk management of our assets that we entered into before reducing the scale of our power trading and marketing operations. We are unable to predict the impact of such developments on our power marketing and trading business.

Potential for disruption exists if the delay of a FERC market power mitigation order is lifted.

A FERC order issued in November 2001 on AEP's triennial market-based wholesale power rate authorization update required certain mitigation actions that AEP would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power system's status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. In December 2003, the FERC issued a staff paper discussing alternatives and held a technical conference in January 2004. In April 2004, the FERC issued two orders concerning utilities' ability to sell wholesale electricity at market-based rates. In the first order, the FERC adopted two new interim screens for assessing potential generation market power of applicants for wholesale market based rates, and described additional analyses and mitigation measures that could be presented if an applicant does not pass one of these interim screens. In July 2004, the FERC issued an order on rehearing affirming its conclusions in the April order and directing AEP and two unaffiliated utilities to file generation market power analyses within 30 days. In the second order, the FERC initiated a rulemaking to consider whether the FERC's current methodology for determining whether a public utility should be allowed to sell wholesale electricity at market-based rates should be modified in any way. We have presented evidence to FERC to demonstrate that we do not possess market power in geographic areas where we sell wholesale power. In a December 2004 order, FERC found that AEP passed the screens in PJM and Electric Reliability Council of Texas ("ERCOT"), but not in the Southwest Power Pool ("SPP") area. AEP has sixty (60) days from the order to demonstrate that we do not possess market power in SPP or propose mitigation measure. Management is unable to predict the timing of any further action by the FERC or its affect on future results of our operations and cash flows.

Risks Related to Our Regulated Business and Evolving Regulation

We operate in a non-uniform and fluid regulatory environment.

AEP is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 ("PUHCA"). In most instances and in varying degrees, the rates charged by the domestic utility subsidiaries are approved by the FERC and the eleven state utility commissions. FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates. Our investment in Mexico is regulated by the authorities in that country and is generally subject to price controls. Several of the eleven state retail jurisdictions in which our domestic electric utilities operate have enacted restructuring legislation. Restructuring legislation in Texas requires the legal separation of generation and related assets from the transmission and distribution assets of the electric utilities in that state. In Ohio, we are complying with restructuring legislation through the continued functional separation of the operations of our Ohio utility subsidiaries. As a result of restructuring legislation in Texas and Ohio, a significant portion of our domestic generation is no longer directly regulated by state utility commissions as to rates. AEP Texas Central Company ("TCC") (formerly, Central Power and Light Company) has sold some of its generation in Texas and is in the process of selling its remaining generation. Our utility operations in the remaining state retail jurisdictions that have not enacted any restructuring legislation currently plan to adhere to the vertically-integrated utility model with cost recovery through regulated rates.

Our business plan is based on the regulatory framework as described and assumes that deregulated generation will not be re-regulated. There can be no assurance that the states that have pursued restructuring will not reverse such policies; nor can there be assurance that the states that have not enacted restructuring legislation will not do so in the future. In addition to the multiple levels of regulation at the state level in which we operate, our business is subject to extensive federal regulation. There can be no assurance that the federal legislative and regulatory initiatives (which have occurred over the past few years and which have generally facilitated competition in the energy sector) will continue or will not be reversed.

Further alteration of the regulatory landscape in which we operate will impact the effectiveness of our business plan and may, because of the continued uncertainty, harm our financial condition and results of operations.

Risks Relating To State Restructuring

We have limited ability to pass on to our customers our costs of production.

We are exposed to risk from changes in the market prices of coal and natural gas used to generate power where generation is no longer regulated or where existing fuel clauses are suspended or frozen. The protection afforded by retail fuel clause recovery mechanisms has been eliminated by the implementation of customer choice in Ohio (effective January 1, 2001) and, to a lesser degree, in the ERCOT area of Texas (effective January 1, 2002). We expect that there may be similar risks should customer choice be similarly implemented in other states. Because the risk of fuel price increases, increased environmental compliance costs and generating unit outage cannot be passed through to customers during the transition period in Ohio and only partially in Texas upon regulatory approval, we retain these risks.

We continue to be protected against market price changes by active fuel clauses in Oklahoma, Arkansas, Louisiana, Kentucky, Michigan and Virginia (through the transition to competition on December 31, 2010) and the SPP area of Texas (until the implementation of restructuring). A fuel clause in West Virginia has been suspended per a settlement reached in a state restructuring proceeding. However, as restructuring has not been implemented in West Virginia, the fuel clause may be reactivated.

Until the transition to full market competition is complete in Ohio on December 31, 2005, our Ohio regulated utility subsidiaries (Columbus Southern Power Company ("CSPCo") and Ohio Power Company ("OPCo") are required to provide power at capped rates, which may be below current market rates, to retail customers that do not choose an alternative power generation supplier. Following the transition, it is unclear whether our retail sales of power in Ohio will be at a market rate or at a rate determined by some level of state utility commission involvement. Further action by The Public Utilities Commission of Ohio ("PUCO") may be necessary to resolve this uncertainty.

The PUCO encouraged utilities to file rate stabilization plans to provide rate certainty and stability for customers who do not choose alternative suppliers, for the period of January 1, 2006 through December 31, 2008, which is after the expiration of the current market development period. CSPCo and OPCo filed their rate stabilization plan with the PUCO addressing rates following the end of the market development period, which ends December 31, 2005. The plans include annual fixed increases in the generation component and additional increases upon PUCO review and approval as well as for deferral of environmental construction and in-service carrying costs. If approved by the PUCO, rates would be established pursuant to the plan for the period from January 1, 2006 through December 31, 2008. Management is unable to predict the ultimate effect of these proceedings.

Our default service obligations in Ohio do not restrict customers from switching suppliers of power.

Those default service customers that we serve in Ohio may choose to purchase power from alternative suppliers. Should they choose to switch from us, our sales of power may decrease. Customers originally choosing alternative suppliers may switch to our default service obligations. This may increase demand above our facilities' available capacity. Thus, any such switching by customers could have an adverse effect on our results of operations and financial position. Conversely, to the extent the power sold to meet the default service obligations could have been sold to third parties at more favorable wholesale prices, we will have incurred potentially significant lost opportunity costs.

Some laws and regulations governing restructuring of the wholesale generation market in Michigan and Virginia have not yet been interpreted or adopted and could harm our business, operating results and financial condition.

While the electric restructuring laws in Michigan and Virginia established the general framework governing the retail electric market, the laws required the utility commission in each state to issue rules and determinations implementing the laws. Some of the regulations governing the retail electric market have not yet been adopted by the utility commission in each state. These laws, when they are interpreted and when the regulations are developed and adopted, may harm our business, results of operations and financial condition. Virginia restructuring legislation was enacted in 1999 providing for retail choice of generation suppliers to be phased in over two years beginning January 1, 2002. It required jurisdictional utilities to unbundle their power supply and energy delivery rates and to file functional separation plans by January 1, 2002. Our Virginia subsidiary filed its plan with the Virginia State Corporation Commission ("VSCC") and, following VSCC approval of a settlement agreement, now operates in Virginia as a functionally separated electric utility charging unbundled rates for its retail sales of electricity. The settlement agreement addressed functional separation, leaving decisions related to legal separation for later VSCC consideration. Legislation in Virginia has been adopted which extends a cap on electricity rates until 2010.

There is uncertainty as to our recovery of deferred fuel balances and stranded costs resulting from industry restructuring in Texas.

Restructuring legislation in Texas required utilities with stranded costs to use market-based methods to value certain generating assets for determining stranded costs. We have elected to use the sale of assets method to determine the market value of all of the generation assets of TCC for stranded cost purposes. The amount of stranded costs under this market valuation methodology will be the amount by which the book value of TCC's generating assets, including regulatory assets and liabilities that were not securitized, exceeds the market value of the generation assets as measured by the net proceeds from the sale of the assets. TCC's sale of its generating assets will be subject to a review in a true-up proceeding conducted by the PUCT. TCC's recorded net regulatory asset for amounts subject to approval in the 2004 true-up proceeding is approximately $1.3 billion. We estimate that TCC's 2004 true-up filing will exceed the total of its recorded net regulatory asset. Management expects that the 2004 true-up proceeding will be contentious and could possibly result in disallowances. In the event we are unable, after the 2004 true-up proceeding, to recover all or a portion of our stranded plant costs, generation-related net regulatory assets, wholesale capacity auction true-up regulatory assets, other restructuring true-up items and costs, it could have a material adverse effect on results of operations, cash flows and possibly financial condition.

Collection of our revenues in Texas is concentrated in a limited number of retail electric providers ("REPs").

Our revenues from the distribution of electricity in Texas are collected from REPs that supply the electricity we distribute to their customers. Currently, we do business with approximately thirty REPs. Adverse economic conditions, structural problems in the new Texas market or financial difficulties of one or more REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs for timely remittance of payments. Any delay or default in payment could adversely affect the timing and receipt of our cash flows thereby have an adverse effect on our liquidity.

We may not be able to respond effectively to competition.

We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include deregulation of the electric utility industry in some markets and privatization of the electric utility industry in others. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels or pursue our growth strategy.

While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in the regional markets in which we have facilities could increase competition in the wholesale power market in those regions, which could harm our business, results of operations and financial condition. Also, industry restructuring in regions in which we have substantial operations could affect our operations in a manner that is difficult to predict, since the effects will depend on the form and timing of the restructuring.

General Risks Of Our Regulated Operations

The rates that certain of our utilities may charge their customers may be reduced.

On June 26, 2003, the City of McAllen, Texas requested that TCC provide justification showing that its transmission and distribution rates should not be reduced. Other municipalities served by TCC passed similar rate review resolutions. TCC filed the requested support for its rates based on a test year ending June 30, 2003 with all of its municipalities and the PUCT. In February 2004, eight intervening parties and the PUCT Staff filed testimony recommending reductions to TCC's requested $67 million rate increase. The recommendations ranged from a decrease in existing rates of approximately $100 million to an increase in TCC's current rates of approximately $27 million. In May 2004, TCC agreed to a non-unanimous settlement on cost of capital including capital structure and return on equity with all but two parties in the proceeding. The Administrative Law Judges ("ALJs") that heard the case issued their recommendations on July 2, 2004. The PUCT ordered TCC to calculate its revenue requirements based upon the recommendations of the ALJs. On July 21, 2004, TCC filed its revenue requirements based upon the recommendations of the ALJs. According to TCC's calculations, the ALJs' recommendations reduce TCC's existing rates by a range of $33 million to $43 million depending on the final resolution of the amount of consolidation tax savings and other remanded issues. We defended vigorously TCC's requested increase and challenged the ALJ's recommendation. The ALJs issued revised recommendations in November 2004 which would reduce TCC's existing rates by $51 million. The PUCT is expected to issue a decision in the first quarter of 2005.

In October 2002, Southwestern Electric Power Company ("SWEPCo") filed with the Louisiana Public Service Commission ("LPSC") detailed financial information typically utilized in a revenue requirement filing, including a jurisdictional cost of service. This filing was required by the LPSC as a result of its order approving the merger between AEP and Central and South West Corporation ("CSW"). The LPSC's merger order also provides that SWEPCo's base rates are capped at the present level through mid-2005. In April 2004, SWEPCo filed updated financial information with a test year ending December 31, 2003 as required by the LPSC. Both filings indicated that SWEPCo's current rates should not be reduced. If, after review of the updated information, the LPSC disagrees with our conclusion, it could order SWEPCo to file all documents for a full cost of service revenue requirement review in order to determine whether SWEPCo's capped rates should be reduced, which if a rate reduction is ordered, would adversely impact results of operations and cash flows.

In 2002, Public Service Company of Oklahoma ("PSO") experienced a $44 million under-recovery of fuel costs resulting from a reallocation among AEP West companies of purchased power costs for periods prior to January 1, 2002. In July 2003, PSO filed with the Corporation Commission of the State of Oklahoma ("OCC") seeking to recover these costs over a period of 18 months. In September 2003, the OCC expanded the case to include a full review of PSO's 2001 fuel and purchased power practices. If the OCC determines, as a result of the review that a portion of PSO's fuel and purchased power costs should not be recovered, there will be an adverse effect on PSO's results of operations, cash flows and possibly financial condition.

In February 2003, the OCC filed an application requiring PSO to file all documents necessary for a general rate review. In October 2003 and June 2004, PSO filed financial information and supporting testimony in response to the OCC's requirements. PSO's response indicates that its annual revenues are $41 million less than costs. As a result, PSO is seeking OCC approval to increase its base rates by that amount, which is a 3.9% increase over PSO's existing revenues. PSO subsequently filed information with the OCC requesting consideration of approximately $55 million of additional annual operations and maintenance expenses and annual capital costs to enhance system reliability. A decision is not expected until second quarter 2005. Management is unable to predict the ultimate effect of these proceedings on PSO's revenues, results of operations, cash flows and financial condition.

The base rates that certain of our utilities charge are currently capped or frozen.

Base rates charged to customers in Indiana, Michigan, Louisiana and the distribution and transmission rates in Ohio are currently either frozen or capped. To the extent our costs in these states exceed the applicable cap or frozen rate, those costs are not recoverable from customers.

We are exposed to nuclear generation risk.

Through Indiana Michigan Power Company ("I&M") and TCC, we have interests in four nuclear generating units, which interests equal 2,740 MW, or 7% of our generation capacity. (TCC has entered an agreement to sell its interest in two nuclear generating units.) We are, therefore, also subject to the risks of nuclear generation, which include the following:

o the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

o limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

o uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and,

o uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants such as ours. In addition, although we have no reason to anticipate a serious nuclear incident at our plants, if an incident did occur, it could harm our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or "RTOs", may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

In May 2002, we announced an agreement with the Pennsylvania-New Jersey-Maryland RTO ("PJM") Interconnection to pursue terms for participation in its RTO. Our AEP East companies joined PJM RTO on October 1, 2004.

Two of our western subsidiaries are members of SPP. In February 2004, FERC granted RTO status to the SPP, subject to fulfilling specified requirements. In October 2004, the FERC issued an order granting final RTO status to SPP subject to certain filings.

The Louisiana and Arkansas Commissions are concerned about the effect on retail ratepayers of utilities in Louisiana and Arkansas joining RTOs. The Commissions have ordered the utilities in those states, including us, to perform and submit to the Commissions the costs and benefits of RTO options available to the utilities. The Louisiana Commission has also determined that certain RTO structures that contemplate legally transferring transmission assets to it are presumptively not in the public interest.

To the extent we are faced with conflicting state and Federal requirements as to our participation in RTOs, it could adversely affect our ability to operate and recover transmission costs from retail customers. Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

The FERC may reduce the amount we may charge third parties for using our transmission facilities.

In July 2003, the FERC issued an order directing PJM and the Midwest Independent System Operator (ISO) to make compliance filings for their respective Open Access Transmission Tariffs to eliminate the transaction-based charges for through and out (T&O) transmission service on transactions where the energy is delivered within the proposed Midwest ISO and PJM expanded regions (Combined Footprint). The elimination of the T&O rates will reduce the transmission service revenues collected by the RTOs and thereby reduce the revenues received by transmission owners under the RTOs' revenue distribution protocols.

AEP and several other utilities in the Combined Footprint filed a proposal for new rates to become effective December 1, 2004. The AEP East companies received approximately $157 million of T&O rate revenues for the twelve months ended December 31, 2003. In November 2004, FERC eliminated the T&O rates and replaced the rates temporarily through March 2006 with a seams elimination cost adjustment fees. Effective April 2006, all transmission costs that would otherwise be defrayed by T&O rates in the Combined Footprint will be subject to recovery from native load customers of the AEP East Companies. At this time, management is unable to predict whether any resultant increase in rates applicable to AEP's internal load will be recoverable on a timely basis from state retail customers. Unless new replacement rates compensate AEP for its lost revenues and any increase in AEP East Companies' transmission expenses from these new rates are fully recovered in retail rates on a timely basis, future results of operations, cash flows and financial condition will be adversely affected.

We are subject to regulation under the Public Utility Holding Company Act of 1935.

Our system is subject to the jurisdiction of the SEC under PUHCA. The rules and regulations under PUHCA impose a number of restrictions on the operations of registered holding company systems. These restrictions include a requirement that the SEC approve in advance securities issuances, sales and acquisitions of utility assets, sales and acquisitions of securities of utility companies and acquisitions of other businesses. PUHCA also generally limits the operations of a registered holding company to a single integrated public utility system, plus additional energy-related businesses. PUHCA rules limit the dividends that our subsidiaries may pay from unearned surplus.

Our merger with CSW may ultimately be found to violate PUHCA.

We acquired CSW in a merger completed on June 15, 2000. Among the more significant assets we acquired as a result of the merger were four additional domestic electric utility companies - PSO, SWEPCo, TCC and TNC. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of PUHCA and sent the case back to the SEC for further review. Specifically, the court told the SEC to revisit its conclusion that the merger met PUHCA's requirement that the electric utilities be "physically interconnected" and confined to a "single area or region." In August 2004, the SEC announced it would conduct hearings on this issue. The hearing is scheduled for January 2005.

We believe that the merger meets the requirements of PUHCA and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with PUHCA. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with PUHCA, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with PUHCA. If the merger were ultimately found to violate PUHCA, it may require us to take remedial actions or divest assets which may harm our results of operations or financial condition.

Risks Related to Market, Economic or International Financial Volatility

We are subject to risks associated with a changing economic environment.

In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron, the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron, the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed and future results of operations could be adversely affected.

The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against has decreased. In addition, the insurance we are able to obtain has higher deductibles, higher premiums and more restrictive policy terms.

Downgrades in our credit ratings could negatively affect our ability to access capital and/or to operate our power trading businesses.

On February 10, 2003, Moody's downgraded our senior unsecured long-term debt rating to Baa3 (with stable outlook) from Baa2 and our short-term debt rating to P-3 (with stable outlook) from P-2. Moody's has subsequently upgraded our stable outlook to positive outlook. On March 7, 2003, Standard & Poor's Ratings Service downgraded their rating on our senior unsecured debt to BBB (with stable outlook) from BBB+ (CreditWatch with negative implications) and confirmed their rating on our commercial paper of A-2 (with stable outlook). On March 10, 2003, Fitch Ratings, Inc. downgraded their rating on our senior unsecured debt to BBB (with stable outlook) from BBB+ and confirmed their rating on our commercial paper of F2 (with stable outlook). As a result, our access to the commercial paper market may be limited and our short-term borrowing costs may increase. AEP's ratings have not been adjusted by any rating agency during 2004.

The underfunding of our retirement plans may require additional significant contributions.

AEP provides defined benefit pension plans ("Pension Plans") for the employees of our subsidiaries. In addition, AEP provides health care and life insurance benefit plans for retired employees.

The recent decreases in applicable interest rates have increased the plan's liability. The Pension Plans' liabilities based on service and pay to date ("Accumulated Benefit Obligation") exceeded the value of the assets at December 31, 2003. As of December 31, 2003, the fair value of the Pension Plans assets was $3.18 billion while the Accumulated Benefit Obligation was estimated at $3.63 billion, an underfunding of approximately $450 million. Because of the underfunded status of the Pension Plan, $65 million was contributed to the Pension Plan in 2003. AEP expects to make significant cash contributions to the Pension Plan in 2004, 2005 and 2006.

AEP also made contributions as of March 5, 2004 of $183 million to postretirement health care and life insurance benefits trust funds in 2003, and expects to contribute significant amounts in 2004, 2005 and 2006.

We cannot predict the future performance of the investment markets. A downturn in the investment markets could have a material negative impact on the net asset value of the plans' trust accounts and increase the underfunding of the Pension Plan, net of benefit obligations. This may necessitate significant cash contributions to the Pension Plan. Changes in interest rates may also materially affect the pension and postretirement health care and life insurance benefit liabilities and the cash contributions needed to fund those liabilities. Changes in the laws and regulations governing the plans may increase or decrease the required contributions.

Our operating results may fluctuate on a seasonal and quarterly basis.

Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts that we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

Changes in technology may significantly affect our business by making our power plants less competitive.

A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

We are heavily exposed to changes in the price and availability of coal because most of our generating capacity is coal-fired. We have contracts of varying durations for the supply of coal for most of our existing generation capacity, but as these contracts end, we may not be able to purchase coal on terms as favorable as the current contracts.

We also own natural gas-fired facilities, which increases our exposure to the more volatile market prices of natural gas.

Changes in the cost of coal or natural gas and changes in the relationship between such costs and the market prices of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the changes in costs to our customers. In addition, the price we can charge our retail customers in some jurisdictions are capped and our fuel recovery mechanisms in other states are frozen for various periods of time.

In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

At times, demand for power could exceed our supply capacity.

We are currently obligated to supply power in parts of eleven states. From time to time the demand for power required to meet these obligations could exceed our available generation capacity. If this occurs, we would have to buy power on the market. We may not always have the ability to pass these costs on to our customers because some of the states we operate in do not allow us to increase our rates in response to increased fuel cost charges. Since these situations most often occur during periods of peak demand, it is possible that the market price for power at that time would be very high. Even if a supply shortage was brief, we could suffer substantial losses that could diminish our results of operations.

Risks Related to Environmental Regulation

Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase. Additionally, in July 2004 attorneys general of eight states and others sued AEP and other utilities alleging that carbon dioxide emissions from power generating facilities constitute a public nuisance under federal common law. The suits seek injunctive relief in the form of specific emission reduction commitments from the defendants. While we believe the claims are without merit, the costs associated with reducing carbon dioxide emissions could harm our business and our results of operations and financial position.

We anticipate that we will incur considerable capital costs for compliance.

Most of our generating capacity is coal burning. We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. We estimate that we will invest approximately $600 million to comply with existing federal and state regulations designed to limit nitrogen oxide ("NOx") emissions and approximately $1.2 billion to comply with existing federal and state regulations designed to limit sulfur dioxide ("SO2") emissions. We estimate that we will invest approximately $1.7 billion (and an additional $150 million in operation and maintenance expenses) to comply with currently proposed, but as yet unadopted, federal regulations designed to limit NOx, SO2 and mercury emissions through 2010, assuming certain contingencies. We would expect significant additional costs after 2010. All of our estimates are subject to significant uncertainties about the outcome of several interrelated assumptions and variables, including: timing of implementation, required levels of reductions, allocation requirements of the new rules, and our selected compliance alternatives. As a result, we cannot estimate our compliance costs with certainty, and the actual costs to comply could differ significantly from the estimates. All of the costs are incremental to our current investment base and operating cost structure. These expenditures for pollution control technologies, replacement generation and associated operating costs should be recoverable from customers through regulated rates (in regulated jurisdictions) and should be recoverable through market prices (in deregulated jurisdictions). If not, those costs could adversely affect future results of operations and cash flows, and possibly financial condition.

Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against us highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

Since 1999, we have been involved in litigation regarding generating plant emissions under the Clean Air Act. Federal EPA and a number of states alleged that we and eleven unaffiliated utilities modified certain units at coal-fired generating plants in violation of the Clean Air Act. Federal EPA filed complaints against certain AEP subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the Federal EPA case. The alleged modification of the generating units occurred over a 20-year period.

If these actions are resolved against us, substantial modifications of our existing coal-fired power plants would be required. In addition, we could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations. Moreover, our results of operations and financial position could be reduced due to the timing of recovery of these investments and the expense of ongoing litigation.

Other parties have settled similar lawsuits. An unaffiliated utility which operates certain plants jointly owned by CSPCo reached a tentative agreement to settle litigation regarding generating plant emissions under the Clean Air Act. Negotiations are continuing and a settlement could impact the operation of certain of the jointly owned plants. Until a final settlement is reached, CSPCo will be unable to determine the settlement's impact on its jointly owned facilities and its future results of operations and cash flows.


FORWARD-LOOKING STATEMENTS

We have included, in the documents incorporated by reference in this Prospectus, statements containing "forward-looking information," as defined by the Private Securities Litigation Reform Act of 1995. We have used the words "anticipate," "intend," "may," "expect," "believe," "plan," "will," "estimate," "should" or other comparable and similar expressions in this Prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Any statement containing forward-looking information speaks only as of the date on which it is made, and, except to fulfill our obligations under the U.S. securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made. Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance are discussed under the heading "Company Risk Factors." All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. It is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business. New factors emerge from time to time, and may be found in the future SEC filings incorporated by reference in this Prospectus in the section captioned "Where You can Find More Information."


DESCRIPTION OF THE PLAN

The following is the Plan for our investors, shareholders and employees, which became effective July 1, 1997.

Purpose

The purpose of the Plan is to provide you with a convenient and economical way to purchase shares of our Common Stock and to reinvest all or a portion of your cash dividends in additional shares of our Common Stock. To the extent such shares of our Common Stock are purchased from us, we will receive additional funds needed for the repayment of debt, for additional equity investments in our subsidiaries and for other corporate purposes.

Administration

EquiServe Trust Company, N.A. ("EquiServe"), a federally chartered trust institution, as Agent, administers the Plan for you, keeps records, sends statements of account to you and performs other duties relating to the Plan. EquiServe, Inc., an affiliate of EquiServe and a transfer agent registered with the SEC, acts as service agent for EquiServe. The Agent purchases shares of our Common Stock, either on the open market or directly from us, as agent for you and credits the shares to your individual accounts.

Eligibility

Any person or legal entity, residing in the United States, whether or not a shareholder of record of our Common Stock, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

Beneficial owners of our Common Stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). In order to participate in the Plan, such beneficial owners must become shareholders of record by having shares transferred into their own names. Beneficial owners may direct their broker/dealers to have some or all of their shares reregistered into their names. The broker/dealer should be instructed to move some or all of the shares electronically through the Direct Registration System from the broker/dealer account to a new book-entry account with the Agent. Please contact the broker/dealer for more information. Once the shares are moved from the broker/dealer account to a new book-entry account registered in the owner's name with the Agent, the individual may then participate in the Plan.

Enrollment Procedures

Shareholders of Record

If you are a shareholder of record you may become a Participant in the Plan by enrolling through the Internet by going to the Plan Agent's website, www.equiserve.com, and following the instructions provided, or by sending a completed Enrollment Authorization Form to the Agent. The initial investment fee does not apply to shareholders of record.

Investors

After reading a copy of this Prospectus, investors may apply for enrollment in the Plan by completing all required sections of the Initial Investment Form and sending it to the Agent. The Initial Investment Form must be accompanied by either an Authorization Form for Automatic Deductions of at least $25 per month for a minimum of 10 months, or an initial cash payment in the form of a check made payable (in U.S. dollars) to EquiServe. Investors may also apply for enrollment in the Plan through the Agent's website, www.equiserve.com, and following the instructions provided. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $150,000 in a calendar year. A $10 initial investment fee will be deducted from the initial investment payment. Do not send cash, money orders, traveler's checks or third party checks. No interest will be paid on investment amounts held by the Agent pending the purchase of shares.

If the Plan account will be in more than one name, all potential Participants must sign the Initial Investment Form. The Agent reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

Employees

Most full or part-time employees or any of our subsidiaries may apply for enrollment in the Plan by returning a completed Employee Enrollment Form which is available from the Shareholder Relations office at 1 Riverside Plaza, Columbus, Ohio 43215. No enrollment fees will be charged to employees. See also "Employee Participation."

Enrollment Authorization Form

Three options are shown on the Enrollment Authorization Form. You must place an "X" in the appropriate box to indicate your investment intent. Options are (1) full reinvestment of dividends, (2) partial reinvestment of dividends (whereby the number of shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested), and (3) voluntary cash payments only (no dividend reinvestment). Under each of these options, you may make voluntary cash payments at any time. You may change reinvestment levels from time to time by accessing your Plan account at the Agent's website, www.equiserve.com or by submitting a revised Enrollment Authorization Form to the Agent.

Reinvestment of Dividends

You may elect full reinvestment, partial reinvestment and partial cash, or full cash payment of all dividends by completing the Enrollment Authorization Form as described above. If you choose partial reinvestment, you need to designate on the Enrollment Authorization Form the number of whole shares to receive cash dividends. Dividends paid on all of the Participant's other shares in the Plan will be reinvested.

Once you elect full reinvestment, cash dividends paid on all our Common Stock registered in your name and/or held in your Plan account will be reinvested in additional shares of our Common Stock on the dividend payment date (Dividend Payment Investment Date). If the Participant has specified partial reinvestment, that portion of such dividend payment not reinvested will be sent to you by check in the usual manner or directly deposited, if you have elected the direct deposit option (see "Direct Deposit of Dividends Not Reinvested" below).

Direct Deposit of Dividends Not Reinvested. Through the Plan's direct deposit feature, you may elect to have any cash dividends not reinvested under the Plan paid by electronic funds transfer to your predesignated bank account. To receive such dividends by direct deposit, you must first complete and sign the Direct Deposit Authorization Form and return the form to the Agent. This form is not part of the Enrollment Authorization Form and must be specifically requested from the Agent.

Forms will be processed and will become effective promptly. You may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent. If you transfer shares or otherwise establish a new account, a new Direct Deposit Authorization Form must be completed. If you close or change a bank account number, a new Direct Deposit Authorization Form must be completed.

Initial Investments and Voluntary Cash Payments

You may make investments by personal check, one-time online bank debit, or automatic deduction from a predesignated account. Voluntary cash payments must be a minimum of $25 and may not exceed $150,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amount of such payments may vary.

Investment Dates for Initial Investments and Voluntary Cash Payments

Initial investments and voluntary cash payments received by the Agent will be invested as soon as practicable; but in any event, such investments will be invested not later than five business days after they are received by the Agent (Voluntary Cash Investment Date). In order to be entitled to the next dividend to be paid, such investments must be received by the Voluntary Cash Investment Date which is prior to the ex-dividend date. The ex-dividend date is currently three business days prior to, and including, the record date, which record date historically has been on or about the 10th of February, May, August and November.

No interest will be paid on amounts held by the Agent pending investment.

Upon your written or telephone request received by the Agent no later than two business days prior to the Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be cancelled or returned to you, as appropriate. However, no refund of a check will be made until the funds have been actually received and collected by the Agent. Accordingly, such refunds may be delayed.

Methods of Payments

Check. Voluntary cash payments may be made by check payable in U.S. dollars to "EquiServe." Voluntary cash payments must be sent to the Agent together with the Transaction Form attached to each quarterly account statement or the transaction advice sent to Participants or with a letter indicating the account number. You should also indicate the Plan account number on your check. Do not send cash, traveler's checks, money orders, or third party checks for voluntary cash payments. Additional Transaction Forms are available upon request from the Agent.

For initial cash investments, see "Enrollment Procedures -- Investors" above.

One-time Bank Debit. At any time, Participants may make voluntary cash payments by going to the Agent's website, www.equiserve.com, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. One-time online voluntary cash payment funds will be held by the Plan Agent for three banking business days before they are invested. You should refer to the online confirmation for the account debit date and investment date.

Automatic Deduction from an Account. You may make automatic investments of a specified amount (up to $150,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through the Agent's website, www.equiserve.com, or, complete and sign an Authorization Form for Automatic Deductions and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on either the 1st or 15th of each month, or both (as chosen by you, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days). Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Agent.

You may change or terminate automatic deductions through the Agent's website, www.equiserve.com or by completing and submitting to the Agent a new Authorization Form for Automatic Deductions. When you transfer shares or otherwise establish a new account, an Authorization Form must be completed unique to that account. If you close or change a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Authorization Form for Automatic Deductions must be received by the Agent at least six business days preceding the date the funds will be withdrawn.

There is a fee of $25 for any voluntary cash payment returned unpaid, whether the investment was made by check or by an attempted automatic withdrawal from your U.S. bank account. By enrolling in the Plan, you authorize the Agent to deduct this fee by selling shares from your Plan account. More Common Stock may be sold than was purchased with the returned deposit due to fluctuations in market price.

Source and Price of Shares

If shares are purchased for the Plan on the open market, the Agent may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any Investment Date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible, or where completion at a later date is necessary or advisable, under applicable federal regulatory and securities laws. The Agent will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If such shares are purchased directly from us, such purchase shall take place on the Investment Date.

For an open market purchase, the purchase price for our Common Stock will be the average price, excluding brokers' commissions, paid by the Agent for all such shares purchased on the open market with respect to the Investment Date.

The price of shares of our Common Stock purchased directly from us will be the average of the daily high and low sales prices of our Common Stock (as published in The Wall Street Journal report of New York Stock Exchange -- Composite Transactions) for the period of five trading days ending on the Investment Date.

If both open market purchases and purchases directly from us are made with respect to any Investment Date, the price of the shares purchased will be the weighted average of both such prices.

The amount of the investment divided by the price per share will determine the number of shares credited to your account.

Cost to Participants

An initial investment fee of $10 will be charged to all non-shareholders (except our employees) who elect to participate in the Plan. Brokerage commissions and other expenses for shares purchased on the open market will be paid by us. These commissions will be considered as additional income to you for tax purposes and will be reported on year-end tax statements. There are no brokerage fees for shares purchased directly from us. You pay a service fee and brokerage commissions ($5.00 and approximately 12 cents a share) on shares that are sold through the Plan at your request.


INDIVIDUAL RETIREMENT ACCOUNT

The Agent offers an Individual Retirement Account (Traditional, Roth or Coverdell Education Savings Account) that invests in our Common Stock through the Plan. This account is available for new contributions and for roll-overs. For more information on this service, including IRA enrollment material and fees, go to www.equiserve.com or call the agent's IRA Department at 1-800-597-7736.


ACCOUNT MANAGEMENT

Once a Plan account is established, you have several other options available to manage the account, including transfers, sales and certificate issuance. These options are detailed below.

Gift/Transfer of Shares

If you wish to transfer the ownership of all or part of your shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, you may effect such transfer by mailing a properly completed Gift/Transfer Form, or an executed stock power, to the Agent. There is no initial investment fee charged to the recipient. Transfers of less than all of your shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of our Common Stock certificates, including the requirement of a medallion signature guarantee on the stock power or Gift/Transfer Form. Gift/Transfer Forms and Stock Power Forms are available on the Agent's website, www.equiserve.com and upon request from the Agent.

Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the reinvestment election after the gift has been made as described under "Reinvestment of Dividends" above.

If a transfer involving all shares in your account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to you.

The recipient will receive a statement showing the deposit of shares. Upon your request, the Agent will also send a non-negotiable gift certificate free of charge.

Sale of Shares

You may request the Agent to sell any number of whole shares held in your Plan account by accessing your account through the Internet at the Agent's website, www.equiserve.com, by completing the transaction form attached to your statement or by giving detailed written instructions to the Agent. Alternatively, you may call the Agent at 1-800-328-6955. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for your account on the open market through a securities broker designated by the Agent. You will receive the proceeds, less applicable service fee and brokerage commissions ($5.00 and approximately 12 cents per share). Proceeds of shares sold through the Plan will be paid to you by check.

If instructions for the sale of all shares are received on or after an ex-dividend date, as set by the NYSE, but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date. A request to sell all shares held in your account will be treated as a withdrawal from the Plan. See "Closing a Plan Account" below.

All sales requests having an anticipated market value of $100,000 or more must be submitted in written form. In addition, all sale receipts received by the Agent within 30 days of an address change to your Plan account must be submitted in written form.

Certificates for Shares

Shares purchased and held under the Plan will be held in safekeeping by the Agent in your name. The number of shares (including fractional shares) upon which dividends are reinvested and held for each Participant will be shown on each quarterly statement of account. You may obtain a new certificate for all or some of the whole shares of our Common Stock held in your Plan account by completing the transaction form attached to your statement or upon telephone or written request to the Agent. You may also request a certificate through the Agent's website, www.equiserve.com. Any remaining whole or fractional shares will continue to be held by the Agent. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment on those shares (see "Reinvestment of Dividends" above). When issued, certificates for shares will be registered in the name in which the Plan account is maintained.

Except as described in "Gift/Transfer of Shares" above, shares of our Common Stock held by the Agent for your Plan account may not be pledged or assigned. If you wish to pledge or assign any such shares, you must request that a certificate for such shares be issued in your name.

Share Safekeeping

At the time of enrollment in the Plan, or at any later time, you may use the Plan's share safekeeping service to deposit any Common Stock certificates in your possession with the Agent. Shares deposited will be credited to your account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

By using the Plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of our Common Stock certificates. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner (see "Closing a Plan Account" below and "Sale of Shares" and "Gift/Transfer of Shares" above). There is no charge for this custodial service.

If you wish to deposit your Common Stock certificates with the Agent, you must mail your request and your certificates to the Agent. The certificates should not be endorsed.

Certificates mailed to the Agent should be insured for possible mail loss for 3% of the market value (minimum of $20.00); this represents your replacement cost if the certificates are lost in transit to the Agent.

Closing a Plan Account

You may close an account in the Plan at any time by accessing your account through the Internet at the Agent's website, www.equiserve.com, completing the information on the transaction form attached to the Plan statement or transaction advice or by giving telephone or written instructions to the Agent. Upon withdrawal from the Plan, a certificate for the whole shares held in the Plan for you will be issued. If you close a Plan account, you will receive a check for the cash value of any fractional share. Alternatively, you may specify in the withdrawal notice that all or a portion of whole shares be sold. The Agent will make the sale as soon as practicable after receipt of the withdrawal notice, and you will receive a check for the proceeds, less a service fee and any applicable brokerage commissions. If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date.

No voluntary cash payments may be made after participation in the Plan has been terminated. In order to initiate participation, you must re-enroll.

If you dispose of all certificated shares of our Common Stock, the dividends on the shares credited to the your Plan account will continue to be distributed as elected on the Enrollment Authorization Form until the Agent is notified that you wish to withdraw from the Plan.

Reports to Participants

You will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information. The quarterly statement will indicate the shares held by the Agent for you and other shares registered in your name upon which dividends are reinvested. You are responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes. Duplicate statements for open accounts will be available from the Agent. However, charges may be assessed for statements for closed accounts. You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account through the Internet at the Agent's website, www.equiserve.com.

You will be sent the same communications sent to all other registered holders of shares of our Common Stock, including the Company's annual report to shareholders, a notice of the annual meeting and accompanying proxy statement. In addition, you will receive an Internal Revenue Service information return for reporting dividend income received and/or shares sold, if so required.

All notices, statements and reports from the Agent to a Participant will be addressed to you at the latest address of record with the Agent. Therefore, you must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of your last known address, in accordance with applicable state laws.


FEDERAL INCOME TAX INFORMATION

We believe the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

Taxable Income and Tax Basis

Reinvested Dividends. In the case of reinvested dividends, when the Agent acquires shares for your account directly from us, you must include in gross income a dividend equal to the number of shares purchased with your reinvested dividends multiplied by the fair market value of our Common Stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the dividend payment date. Your tax basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively, when the Agent purchases our Common Stock for your account on the open market with reinvested dividends, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of any brokerage commissions paid by us which are attributable to the purchase of your shares. Your tax basis in Plan shares will be equal to the purchase price plus allocable brokerage commissions.

Voluntary Cash Payments. In the case of shares purchased on the open market with voluntary cash payments, shareholders will be in receipt of a dividend to be included in gross income to the extent of any brokerage commissions paid by us. Your tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to the Agent plus an allocable share of any brokerage commissions paid by us.

The above rules are based on an Internal Revenue Service (IRS) ruling we obtained with respect to the Plan. These rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., IRA accounts and pension funds) and foreign shareholders. You should consult your tax advisor concerning the tax consequences applicable to your situation.

Gain/Loss Recognition. You will not realize any taxable income when a certificate is received for whole shares credited to the account, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, a gain or loss will be recognized by you when whole shares acquired under the Plan are sold or exchanged -- either by the Agent at your request when withdrawing from the Plan or by your own action after withdrawal from or termination of the Plan. You also will recognize gain or loss when receiving a cash payment for a fractional share credited to your account is sold upon withdrawal from or termination of the Plan. The amount of the gain or loss will be the difference between the amount of cash received for the shares or fractional shares and the tax basis of those shares.

Information Returns

You will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS, including, where applicable, an amount for brokerage commissions paid on your behalf, and an adjustment to reflect the difference between fair market value price and purchase price with respect to shares purchased from us with reinvested dividends.

A Form 1099-B will be provided if you sold shares through the Plan.

A copy of each information return is also furnished to the IRS.

Withholding Provisions

Federal law requires the Agent to withhold an amount at the current applicable rates from the amount of dividends and the proceeds of any sale of shares if:
(i) you fail to certify to the Agent that you are not subject to backup withholding, (ii) that you fail to certify that the taxpayer identification number provided is correct or (iii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to you.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.


EMPLOYEE PARTICIPATION

Rights of Employees Under the Plan. Our employees have the same rights under the Plan, and are governed by the same terms and limitations, as our shareholders, except that employees (i) may enroll in the Plan to purchase shares with voluntary cash payments without paying an enrollment fee and (ii) may arrange with their employers to make such voluntary cash payments through regular payroll deductions. Voluntary cash payments by employees, including payroll deductions, have a minimum investment of $5.00 and may not exceed $150,000 per calendar year.

Enrollment. An employee may enroll in the Plan at any time to purchase shares of our Common Stock with voluntary cash payments by completing an Employee Enrollment Form and returning it to the Shareholder Relations Department. Employee Enrollment Forms and withholding authorization forms may be obtained from the Human Resources Department or administrator of the employee's company or by request to the Shareholder Relations Department, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215. If an employee elects to make voluntary cash payments directly to the Agent and does not authorize payroll deductions, the Enrollment Form must be accompanied by a check for the initial payment.

Employees who, as record holders of our Common Stock, are already participating in the Plan do not need to complete an Employee Enrollment Form; however, they must complete a withholding authorization form if they wish to make voluntary cash payments through payroll deductions. Any employee who is or becomes a holder of record of our Common Stock may obtain from the Agent and execute a shareholder Enrollment Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

Payroll Deductions. An employee may authorize the deduction of a specified whole dollar amount from each month's pay. The minimum monthly deduction is $5. Once authorized, payroll deductions will continue until changed or terminated by the employee.

An employee may change the amount of a payroll deduction or terminate payroll deductions by giving written notice to the employer's Human Resources Department or administrator. Employees should allow at least 15 days' processing time prior to the end of the pay period in which the deduction is made for any change or termination to become effective. Employees may terminate payroll deductions without withdrawing from the Plan and continue to invest by making voluntary cash payments directly to the Agent.

Withdrawal From the Plan. In order to withdraw from the Plan, Employee-Participants must notify the Agent by telephone or in writing of their intent to withdraw, and employees making voluntary cash payments through payroll deductions must also notify their employer of such intent to withdraw.

If an Employee-Participant ceases to be employed by an American Electric Power System company, the Agent will continue dividend distribution as elected for the account on the shares credited to the Participant's Plan account until the Participant withdraws from the Plan. Participation in the Plan may continue as long as there are shares credited to the Participant's Plan account or registered in the Participant's name.


DESCRIPTION OF COMMON STOCK

The Company's capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 395,704,805 shares of our common stock were issued and outstanding as of October 31, 2004. Our Common Stock is listed on the New York Stock Exchange. EquiServe is the transfer agent and registrar for our Common Stock.

Dividend Rights. The holders of our Common Stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our Common Stock equity in the earnings of our subsidiaries. Various financing arrangements, charter provisions and regulating requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Stock Split, Stock Dividend or Rights Offering. Any stock dividends or split shares of our Common Stock distributed by us on shares held by the Agent for your Plan account or held by you in the form of stock certificates will be added to your account.

In the events of a rights offering, you will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in your name and the total number of whole shares held in your Plan account.

Rights upon Liquidation. If we are liquidated, holders of our Common Stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Preemptive Rights. The holders of our Common Stock generally do not have the right to subscribe for or purchase any part of any new or additional issue of our Common Stock. If, however, our board of directors determines to issue and sell any Common Stock solely for money and not by (1) a public offering, (2) an offering to or through underwriters or dealers who have agreed to promptly make a public offering, or (3) any other offering which the holders of a majority of our outstanding Common Stock have authorized; then such Common Stock must first be offered pro rata to our existing shareholders on terms no less favorable than those offered to persons other than our existing shareholders.

Voting of Plan Shares. The holders of our Common Stock are entitled to one vote for each share of common stock held. The holders of our Common Stock are entitled to cumulate their votes when voting for the election of directors. For each meeting of shareholders, you will receive a proxy for the total number of whole shares held -- both the shares registered in your name directly and those credited to your Plan account. Fractions of shares will not be voted. If the proxy is not returned, or if it is returned unsigned, none of the shares will be voted unless you vote in person.

Restrictions on Dealing with Existing Shareholders. We are subject to Section 513 of New York's Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.


OTHER INFORMATION

Limitation of Liability. Neither we nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your account upon your death, or with respect to the prices or times at which shares are purchased or sold for you. The foregoing does not represent a waiver of any rights you may have under applicable securities laws. Neither we nor the Agent can assure a profit or protect against a loss on shares purchased under the Plan.

Change or Termination of Plan. We reserve the right to modify the Plan (consistent with any applicable shareholder resolutions and subject to any requisite authorization or approval by regulatory agencies having jurisdiction), or to suspend or terminate the Plan, at any time. You will be sent notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. We also reserve the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to us.


USE OF PROCEEDS

We have no basis for estimating precisely either the number of shares of our Common Stock that ultimately may be sold pursuant to the Plan, or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of shares of our Common Stock by us pursuant to the Plan, when and as received, to pay at maturity unsecured debt outstanding at the time, to make, subject to the receipt of any necessary authorizations from regulatory agencies, additional investments in our Common Stock equities of our subsidiaries, and for other corporate purposes.


VALIDITY OF COMMON STOCK

Simpson Thacher & Bartlett LLP, New York, New York, our counsel, will pass upon the validity of the shares of our Common Stock offered hereby for us.


EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs concerning the adoption of new accounting pronouncements in 2002 and 2003), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article 7, Sections 721-725 of the New York Business Corporation Law and the Company's By-Laws provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the 1933 Act). In addition, the Company has purchased insurance, as permitted by Section 726 of the same New York statute, on behalf of directors, officers, employees or agents, which may cover liabilities under the 1933 Act.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 1934 Act) and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Our Common Stock is listed on the New York Stock Exchange, Inc., where reports, information statements and other information concerning the Company may also be inspected.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and should be read with the same care. Information that we file later with the SEC will automatically update and supersede that information.

The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

o The Company's Annual Report on Form 10-K for the year ended December 31, 2003.
o The Company's Quarterly Reports on Form 10-Q for the quarters ended
  March 31, June 30, and September 30, 2004.
o The description of our Common Stock contained in its Registration
  Statement on Form S-3, File No. 333-105532, filed under the Securities
  Act of 1933, as amended, dated May 23, 2003, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Financial Reporting, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number (614) 716-1000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

===============================================================================
                     FOR ASSISTANCE CONCERNING THE PLAN ...

Correspondence concerning the Plan:

      EquiServe Trust Company, N.A.
      AEP Dividend Reinvestment Plan
      P. O. Box 43081 Providence, Rhode Island 02940-3081

Voluntary cash investments of checks should be mailed to the address listed on your Plan Statement:

Be sure to reference American Electric Power Co., Inc. and your account number if applicable, in all correspondence.

Telephone:

EquiServe Trust Company, N.A.: 1-800-328-6955. An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

Non-shareholder requests for information about the Plan:
1-866-238-5345 24 hours a day, 7 days a week.

For IRA information:  1-800-597-7736

TDD:  1-800-952-9245 Telecommunications Device for the hearing impaired.

Foreign Language Translation Service for more than **140** foreign languages is available.

Internet:  Messages forwarded on the Internet will be responded to promptly.

EquiServe Trust Company, N.A. is "http://www.equiserve.com".

The Company's Internet address is "http://www.aep.com".

If you wish to contact the Company directly, you may write to:
      American Electric Power Company, Inc.
      Shareholder Relations Department
      1 Riverside Plaza
      Columbus, Ohio 43215.
      The telephone number is 1-800-AEPCOMP (1-800-237-2667)
===============================================================================
            THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.*

      Securities and Exchange Commission Filing Fees            $86,891
      Printing Registration Statement, Prospectus, etc.          33,000
      Independent Auditors' Fees                                 10,000
      Legal Fees and Expenses                                    33,000
      Listing Fees of New York Stock Exchange                     2,500
      Blue Sky Fees and Expenses                                  1,000
      Miscellaneous Expenses                                     10,000
                                                                 ------
              Total                                            $176,391

        * Estimated, except for filing fees.

Item 15.       Indemnification of Directors and Officers.

        The New York Business Corporation Law ("BCL"), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

        Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

        Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification.
Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

        Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity. The certificate of incorporation of the registrant contains provisions eliminating the personal liability of directors to the extent permitted by New York law. The bylaws of the registrant provide for the indemnification of directors and officers of the registrant to the full extent permitted by law.

        The above is a general summary of certain provisions of the registrant's bylaws and the BCL and is subject in all respects to the specific and detailed provisions of the registrant's bylaws and the BCL.

Item 16.       Exhibits.

        Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Item 17.       Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of New York, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 20th day of December, 2004.

                                           AMERICAN ELECTRIC POWER COMPANY, INC.

                                           /s/ Michael G. Morris
                                           Michael G. Morris
                                           Chairman of the Board and
                                           Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                         Title                        Date

(i) Principal Executive Officer:

                          Chairman of the Board and
/s/ Michael G. Morris     Chief Executive Officer             December 20, 2004
---------------------
Michael G. Morris


(ii) Principal Financial Officer:

                          Executive Vice President and
/s/ Susan Tomasky         Chief Financial Officer             December 20, 2004
-----------------
Susan Tomasky


(iii) Principal Accounting Officer:


/s/ J. M. Buonaiuto       Controller                          December 20, 2004
-------------------
J. M. Buonaiuto


(iv) A Majority of the Directors:
*E. R. Brooks            *Lester A. Hudson, Jr.
*Donald M. Carlton       *Leonard J. Kujawa
*John P. DesBarres       *Richard L. Sandor
*Robert W. Fri           *Donald G. Smith
*William R. Howell       *Kathryn D. Sullivan
                                                              December 20, 2004
*By: /s/ Susan Tomasky
     Susan Tomasky, Attorney-in-Fact

                                  EXHIBIT INDEX

        The following exhibits are filed herewith:

Exhibit
  No.                           Description

**3(a)   Restated Certificate of Incorporation [File No. 1-3525, Exhibit 3(a)]

**3(b)   Bylaws, as amended January 28, 1998 [File No. 1-3525, Exhibit 3(d)]

*5       Opinion of Simpson Thacher & Bartlett LLP

*23(a)   Consent of Deloitte & Touche LLP

 23(b) Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 filed herewith)

*24 Powers of Attorney and resolutions of the Board of Directors of the Company

        * Filed herewith
        **Incorporated by reference herein as indicated